Exhibit 99.1

NEWS RELEASE

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 216.202.1509

For Immediate Release

Gas Natural Inc. Announces Closing of Merger with
a Fund Managed by BlackRock Real Assets

Fund managed by BlackRock Real Assets’ Global Energy & Power Infrastructure group,

formerly First Reserve Energy Infrastructure Funds

CLEVELAND, OH, New York, NY August 4, 2017 – A fund managed by BlackRock Real Assets’ Global Energy & Power Infrastructure group has completed the acquisition of Gas Natural Inc. (NYSE American: EGAS). The proposed transaction was initially announced in October 2016 by First Reserve Energy Infrastructure Funds, which BlackRock Real Assets acquired in June 2017.

The acquisition of Gas Natural establishes a new platform in the natural gas distribution space for BlackRock’s Global Energy & Power Infrastructure group. Gas Natural will benefit from enhanced access to capital while continuing to provide safe, reliable and cost-effective natural gas service. Gas Natural distributes and sells approximately 21 billion cubic feet of natural gas to roughly 70,000 residential, commercial and industrial customers through regulated utilities operating in Montana, Ohio, Maine and North Carolina.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to residential, commercial and industrial customers. It distributes approximately 21 billion cubic feet of natural gas to roughly 70,000 customers through regulated utilities operating in Montana, Ohio, Maine and North Carolina. The Company’s other operations include intrastate pipeline, natural gas production and natural gas marketing. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in under-served markets. Further information is available on the Company’s website at www.egas.net.

About BlackRock Real Assets

BlackRock, the largest investment manager in the world, sits at the intersection of global capital and Real Asset investing opportunities. With deep industry expertise, demonstrated access to proprietary deals and a purely fiduciary mindset, our experienced investment professionals leverage BlackRock's risk management capabilities, global reach and deep local presence to deliver compelling investment opportunities to meet our clients' needs. BlackRock provides investors with Private Real Estate Debt & Equity, Real Estate Securities and Infrastructure Debt & Equity via funds, co-investments and managed accounts, and currently has approximately $36.5 billion in invested and committed Real Estate and Infrastructure assets and capital as of May 31, 2017. Our approximately 365-person team is based in 25 offices globally.*

Part of BlackRock’s Real Assets platform, the Global Energy & Power Infrastructure team owns and operates energy infrastructure assets across North America, Latin America, Europe and Southeast Asia. The team is a strategic partner to its portfolio companies, management teams and counterparties through global investments focused on power, regulated transmission and distribution, midstream and other contracted energy assets. Since 2010, the Global Energy & Power Infrastructure team has announced or closed more than 20 strategic investments.

Gas Natural Inc. Announces Closing of Merger with a Fund Managed by BlackRock Real Assets August 4, 2017 Page 2 of 2

*Includes combined invested and committed capital to BlackRock’s Real Assets platform and First Reserve Energy Infrastructure Funds, as well as headcount and office locations from the First Reserve Energy Infrastructure Funds transaction as of May 31, 2017.

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to the Company's ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company's continued ability to make or increase dividend payments; the Company's ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company's ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company's control; the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission; and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

BlackRock
Farrell Denby
Phone: (212) 810-8034
Email: farrell.denby@blackrock.com